UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

October 13, 2006

Date of Report (Date of earliest event reported)

AMGEN INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-12477	95-3540776
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer of Identification Number)

Amgen Inc. One Amgen Center Drive Thousand Oaks, CA	91320-1799
(Address of Principal Executive Offices)	(Zip Code)

805-447-1000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On October 13, 2006, Amgen Inc. (the “Company”) Amgen USA Inc., a wholly-owned subsidiary of the Company, entered into a Sourcing and Supply Agreement (the “Agreement”) with Fresenius Medical Care Holdings, Inc., a New York corporation (“Fresenius”), which sets forth the terms under which Fresenius and certain of its affiliates will purchase Epoetin alfa (“EPOGEN®”) and darbepoetin alfa (“Aranesp®” and together with EPOGEN, the “Products”) from the Company. The term of the Agreement commences as of October 1, 2006 and ends December 31, 2011.

During the term of the Agreement, Fresenius has committed, on its behalf and on behalf of certain of its affiliates, to purchase and the Company has agreed to supply all of Fresenius’ commercial requirements for erythropoietic stimulating proteins for use in managing the anemia of its hemodialysis patients in the Unites States and Puerto Rico, based on forecasts provided by Fresenius and subject to the terms and conditions of the Agreement. The Agreement, among other things, provides for discount pricing and rebates for the Products, subject to certain requirements. Either party may terminate the Agreement for material breaches or events and to comply with changes in applicable law. The financial terms of the Agreement are confidential and are not expected to have a material adverse financial impact on the Company’s earnings.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.

Date: October 18, 2006	By:	/s/ David J. Scott
	Name:	David J. Scott
	Title:	Senior Vice President, General Counsel
and Secretary